Exhibit 10.1

AGREEMENT

AGREEMENT dated as of December 21, 2005 among New Viacom Corp., a Delaware corporation (the “Company”), NAIRI, Inc., a Delaware corporation (“NAIRI”), and National Amusements, Inc., a Maryland corporation (“NAI” and, together with NAIRI and the direct and indirect wholly owned subsidiaries of NAIRI and NAI, “Seller”).

W I T N E S S E T H :

WHEREAS, the Company is a wholly owned subsidiary of Viacom Inc., a Delaware corporation (“Viacom”), as of the date hereof;

WHEREAS, the board of directors of Viacom has determined that it is in the best interests of Viacom and its stockholders to separate Viacom into two separate, publicly traded companies (the “Separation”) consisting of the Company, which will be renamed Viacom Inc. at the effective time of the Separation and will include the Cable Networks and Entertainment segments of Viacom’s businesses, and the existing Viacom, which will be renamed CBS Corporation at the effective time of the Separation and will include the Television, Radio, Outdoor and Parks/Publishing segments of Viacom’s businesses;

WHEREAS, pursuant to the Separation, (i) each share of the Viacom Class A Shares (as defined below) issued and outstanding immediately prior to the effective time of the Separation shall be converted into 0.5 of a share of Class A Shares (as defined below) and 0.5 of a share of CBS Class A Shares (as defined below) and (ii) each share of the Viacom Class B Shares (as defined below) issued and outstanding immediately prior to the effective time of the Separation shall be converted into 0.5 of a share of Class B Shares (as defined below) and 0.5 of a share of CBS Class B Shares (as defined below);

WHEREAS Viacom entered into an agreement with NAIRI and NAI dated as of October 28, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “NAIRI Agreement”) pursuant to which Viacom agreed to buy, and NAIRI and NAI agreed to sell, a number of Viacom Class B Shares each month such that the ownership percentage of Viacom Class A Shares and Viacom Class B Shares (considered as a single class) held by NAIRI and/or NAI would not increase as a result of purchases of Viacom Shares (as defined below) by Viacom under its $8.0 billion stock purchase program announced in October 2004;

WHEREAS, on December 8, 2005 the board of directors of each of Viacom and the Company authorized a newly established $3 billion stock purchase program for the Company and authorized the Company to purchase from time to time its Class A Shares and Class B Shares pursuant to such stock purchase program;

WHEREAS, the board of directors of each of Viacom and the Company has determined that it is in the best interests of the Company and its stockholders to enter into an agreement substantially similar to the NAIRI Agreement effective as of the effective time of the Separation;

WHEREAS, NAIRI owns Viacom Class A Shares and Viacom Class B Shares representing approximately 11.50% of the outstanding Viacom Shares as of the date hereof and will own the Company’s Class A Shares and Class B Shares representing approximately 11.50% of the outstanding Shares at the effective time of the Separation;

WHEREAS, NAI owns 100% of the outstanding shares of common stock of NAIRI; and

WHEREAS, Sumner M. Redstone, Chairman of the Company, is the controlling stockholder and Chairman and Chief Executive Officer of NAI;

NOW, THEREFORE, in consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the Company, NAIRI and NAI intending to be bound legally, each agree as follows:

ARTICLE 1

Definitions

Section 1.1. Definitions. (a) The following terms, as used herein, have the following meanings:

“Business Day” means (a) for purposes of determining the date of a Closing, Delayed Closing, Closing Notice or Delayed Closing Notice, a day on which banks are not required or authorized by law to close in New York City and (b) for all other purposes under this Agreement, a day on which the New York Stock Exchange is open for trading.

“CBS Class A Shares” means shares of the Class A common stock, par value $0.001 per share, of CBS Corporation issued and outstanding following the Separation.

“CBS Class B Shares” means shares of the Class B common stock, par value $0.001 per share, of CBS Corporation issued and outstanding following the Separation.

“Class A Shares” means shares of the Class A common stock, par value $0.001 per share, of the Company issued and outstanding following the Separation.

“Class B Shares” means shares of the Class B common stock, par value $0.001 per share, of the Company issued and outstanding following the Separation.

“Daily LIBOR Carry Amount” means, for each day, an amount determined at the end of each period equal to the product of (a) the cumulative month-to-date Implied Daily

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Settlement Proceeds and (b) LIBOR divided by 360; provided that if such day is not a Business Day, the Daily LIBOR Carry Amount for such day shall be equal to the product of (a) the cumulative month-to-date Implied Daily Settlement Proceeds through the most recent Business Day of such Applicable Month and (b) LIBOR in effect as of the most recent Business Day divided by 360; and provided, further, that for any day after the last Business Day of such Applicable Month and prior to the date of Closing with respect to such Applicable Month, the Daily LIBOR Carry Amount for such day shall be equal to the product of (a) the cumulative month-to-date Implied Daily Settlement Proceeds as of the most recent Business Day and (b) LIBOR in effect as of the last Business Day of the Applicable Month divided by 360.

“Dividend Adjusted VWAP” means, with respect to any day of an Applicable Month which precedes an established Ex-Dividend Date that occurs prior to the Closing for such Applicable Month, the adjusted volume-weighted average price of the Acquired Shares for such day calculated as the sum of (a) the VWAP for such day minus (b) the amount of the dividend per Class B Share which has been declared in respect of the Acquired Shares.

“Ex-Dividend Date” means the date that is two trading days prior to the record date which has been established in connection with the declaration of a dividend in respect of the Acquired Shares or such other date as may be established with respect to the Acquired Shares as an “ex-dividend” date by the New York Stock Exchange or by the parties hereto.

“Implied Daily Acquired Shares” means, for each Business Day of an Applicable Month on which the Company purchased Shares pursuant to the Program (other than Acquired Shares), the number of Acquired Shares which were attributable to such day’s trading as determined by reference to the VWAP Volume for such day as a percent of the total VWAP Volume for all days of the Applicable Month on which the Company purchased Shares pursuant to the Program (other than Acquired Shares) measured after the close of trading on the last Business Day of such Applicable Month and prior to the delivery of the Closing Notice relating to the Closing for such Applicable Month.

“Implied Daily Settlement Proceeds” means, for each Business Day within the period between the first day of an Applicable Month and the date of Closing relating to such Applicable Month, the product of (a) the number of Implied Daily Acquired Shares which were deemed to have been acquired on the day that was three trading days prior to such Business Day and (b) the Volume-Weighted Average Price for such Applicable Month.

“LIBOR” means, for any Business Day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) on that day for a term of one week (provided that, if for any reason such rate is not available, the term “LIBOR” shall mean, for any period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M.

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(London time) on that day for a term of one week; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates).

“LIBOR Carry Amount” means, for any period, an amount determined at the end of each period that is the sum of all Daily LIBOR Carry Amounts for such period.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.

“NAI Senior Credit Agreements” means the credit facilities and note purchase agreements of NAI and National Amusements, Ltd. in existence as of the date of this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Program” means the stock purchase program approved on December 8, 2005 authorizing the Company to purchase from time to time Shares up to a maximum aggregate amount of $3 billion.

“Seller Ownership Percentage” means Seller’s ownership of Shares, expressed as a percentage, as measured prior to the opening of trading on the first Business Day of each Applicable Month adjusted on a pro forma basis for the Acquired Shares to be settled with respect to the prior Applicable Month that have not yet been reflected in Seller’s ownership of Shares and the Company’s outstanding Shares; provided that if Seller has sold Shares other than to the Company pursuant to the Agreement, then the Seller Ownership Percentage as measured prior to the opening of trading on the first Business Day of such Applicable Month shall be adjusted on a pro forma basis to reflect (i) the Acquired Shares to be settled with respect to the prior Applicable Month that have not yet been reflected in Seller’s ownership of Shares and the Company’s outstanding Shares and (ii) the Shares sold by Seller other than to the Company pursuant to the Agreement; and provided, further, that in the event that the number of outstanding Shares of the Company has changed more than 5% in any Applicable Month as measured on the first Business Day of the Applicable Month and the last Business Day of the Applicable Month (excluding the effect of any Shares purchased by the Company in the open market pursuant to the Program during such Applicable Month, but including the Acquired Shares purchased from Seller during such Applicable Month in respect of any prior month’s activity), then the Seller Ownership Percentage in effect from the day on which the number of outstanding Shares of the Company during any Applicable Month changed more than 5% (measured month-to-date on a cumulative basis as compared to the first Business Day of any Applicable Month) until the end of the Applicable Month shall be adjusted on a pro forma basis to reflect (i) the Acquired Shares to be settled with

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respect to the prior Applicable Month that have not yet been reflected in Seller’s ownership of Shares and the Company’s outstanding Shares and (ii) the Shares issued or redeemed by the Company in transactions other than pursuant to the Agreement which accounted for such 5% change.

“Shares” means the Class A Shares and the Class B Shares.

“Viacom Class A Shares” means shares of the Class A common stock, par value $0.01 per share, of Viacom Inc. (as such entity exists prior to the Separation).

“Viacom Class B Shares” means shares of the Class B common stock, par value $0.01 per share, of Viacom Inc. (as such entity exists prior to the Separation).

“Viacom Shares” means the Viacom Class A Shares and the Viacom Class B Shares.

“Volume-Weighted Average Price” means, for any period, the average price of the Class B Shares calculated as (a) the sum of the VWAP Volume Amount for all of the trading days on which the Company purchased Shares pursuant to the Program within such period divided by (b) the total VWAP Volume of all Class B Shares traded for days on which the Company purchased Shares pursuant to the Program within such period; provided that if the Agreement has been terminated in accordance with Section 7.1, the Volume-Weighted Average Price for any Closing thereafter shall be calculated only through the day immediately prior to the termination date of the Agreement.

“VWAP” means, for any day, the volume-weighted average price of the Class B Shares as reported for such day on Bloomberg Terminal “VIA/B Equity AQR SEC GO”.

“VWAP Volume” means, for any day, the volume of the Class B Shares traded for such day as reported for such day on Bloomberg Terminal “VIA/B Equity AQR SEC GO”.

“VWAP Volume Amount” means, for any day, the product of (a) the VWAP multiplied by (b) the VWAP Volume; provided that with respect to any day of an Applicable Month which precedes an established Ex-Dividend Date that occurs prior to the Closing for such Applicable Month, the VWAP Volume Amount shall be calculated as the product of (a) the Dividend Adjusted VWAP multiplied by (b) the VWAP Volume.

(b)     For purposes of the definitions of “Implied Daily Acquired Shares”, “Seller Ownership Percentage” and “Volume-Weighted Average Price”, Shares purchased by the Company pursuant to the Program shall be deemed to have been purchased on the trade date with respect to such Shares and not the day on which such trade settles.

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(c)     Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquired Shares	2.1
Applicable Month	2.1
Closing	2.3
Closing Notice	2.3
Delayed Closing	2.4
Delayed Closing Notice	2.4
Governmental Authority	3.3
Purchase Price	2.2

ARTICLE 2

Purchase and Sale

Section 2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, NAIRI and NAI agree to sell, transfer, assign and deliver to the Company, or to cause Seller to sell, transfer, assign and deliver to the Company, and the Company agrees to purchase from Seller, with respect to each calendar month in which the Company purchases Shares pursuant to the Program (the “Applicable Month”), a number of Class B Shares at each Closing calculated in accordance with Annex A hereto such that the Seller Ownership Percentage shall not increase as a result of purchases made pursuant to the Program (the Class B Shares acquired from Seller, the “Acquired Shares”). In the event that the Agreement is terminated pursuant to Section 7.1, the day immediately prior to the termination date will be deemed to be the last day of the Applicable Month in which the termination date occurs.

Section 2.2. Purchase Price. The aggregate purchase price for the Acquired Shares at each Closing (the “Purchase Price”) shall be equal to the product of (i) the aggregate number of Acquired Shares to be purchased at such Closing multiplied by (ii) the Volume-Weighted Average Price of the Acquired Shares for the Applicable Month. An interest factor shall be applied to the Purchase Price for the Acquired Shares equal to the Libor Carry Amount. The Purchase Price shall also include an adjustment to the Volume-Weighted Average Price of the Acquired Shares, if necessary, to take into account the effect of any dividends or similar distributions relating to the Acquired Shares to be settled for the Applicable Month. The Purchase Price and the LIBOR Carry Amount shall be paid as provided in Section 2.3.

Section 2.3. Closing. Within five Business Days after the end of each Applicable Month, the Company shall deliver to NAIRI and NAI a notice (each, a “Closing Notice”)

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setting forth the (i) the date of Closing, (ii) number of Acquired Shares to be purchased by the Company from Seller pursuant to Section 2.1, (iii) a calculation of the Purchase Price and (iv) the LIBOR Carry Amount. Subject to the satisfaction or waiver by the Company of the conditions set forth in Article 6, each closing of the purchase and sale of the Acquired Shares hereunder shall take place on the date set forth in the Closing Notice, which in any event shall be no later than the seventh Business Day after the end of each month (each, a “Closing”) at the offices of the Company located at 1515 Broadway, New York, New York 10036, at 12:00 NOON, New York City time, or as soon as possible thereafter.

At each Closing:

(a) The Company shall deliver to Seller the Purchase Price and LIBOR Carry Amount by check or by cash payable by wire transfer or other immediately available funds; and

(b) NAIRI and NAI shall, or shall cause Seller to, deliver to the Company certificates for the Acquired Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto; provided, if the Acquired Shares are not held by Seller in certificated form, NAIRI and NAI shall, or shall cause Seller to, arrange to the Company’s satisfaction to transfer such shares in electronic form to a brokerage account designated in writing by the Company.

ARTICLE 3

Representations and Warranties of NAIRI and NAI

Each of NAIRI and NAI represents and warrants to the Company with respect to itself and with respect to each of its direct and indirect wholly owned subsidiaries that is a Seller hereunder, as of the date hereof and as of the date of each Closing that:

Section 3.1. Corporate Existence and Power. Each of NAIRI, NAI and each Seller hereunder (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) has all powers, corporate or otherwise, and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except with respect to (ii), where the failure to have such powers, governmental licenses, authorizations, permits, consents or approvals would not adversely affect the ability of NAIRI, NAI or any Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 3.2. Corporate Authorization. The execution and delivery by NAIRI and NAI, and the performance by NAIRI, NAI and each Seller, of this Agreement and the consummation of the transactions contemplated hereby are within the powers, corporate or

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otherwise, of NAIRI, NAI and each Seller and have been duly authorized by all necessary action on the part of NAIRI, NAI and each Seller. This Agreement constitutes a valid and binding agreement of NAIRI and NAI enforceable against each of NAIRI and NAI in accordance with its terms.

Section 3.3. Governmental Authorization. The execution and delivery by NAIRI and NAI, and the performance by NAIRI, NAI and each Seller of this Agreement and the consummation of the transactions contemplated hereby require no prior action by or in respect of, or prior filing with, any governmental organization, whether state or federal (“Governmental Authority”).

Section 3.4. Noncontravention. The execution and delivery by NAIRI and NAI, and the performance by NAIRI, NAI and each Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organization documents of NAIRI, NAI or any Seller, (ii) assuming compliance with the matters referred to in Section 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of NAIRI, NAI or any Seller under any provision of any agreement or other instrument binding upon NAIRI, NAI or any Seller, except with respect to (ii) and (iii), where such violation, consent, action, default or right of termination, cancellation or acceleration would not adversely affect the ability of NAIRI, NAI or any Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 3.5. Ownership of Shares. As of the time of each Closing hereunder, Seller will be the beneficial owner of the Acquired Shares to be sold at such Closing, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to sell or otherwise dispose of the Acquired Shares), and will transfer and deliver to the Company at each Closing valid title to the Acquired Shares to be sold at such Closing free and clear of any Lien and any such limitation or restriction.

ARTICLE 4

Representations and Warranties of the Company

The Company represents and warrants to NAIRI and NAI as of the date hereof and as of each Closing date that:

Section 4.1. Corporate Existence and Power. The Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and (ii) has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except with respect to (ii), where the failure to have such corporate powers, governmental licenses,

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authorizations, permits, consents or approvals would not adversely affect the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 4.2. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

Section 4.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no prior action by or in respect of, or prior filing with, any Governmental Authority.

Section 4.4. Noncontravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company under any provision of any agreement or other instrument binding upon the Company, except with respect to (ii) and (iii), where such violation, consent, action, default or right of termination, cancellation or acceleration would not adversely affect the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

ARTICLE 5

Covenants of the Company, NAIRI and NAI

The Company, NAIRI and NAI agree that:

Section 5.1. Reasonable Commercial Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Company, NAIRI and NAI will use their reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. NAIRI and NAI will cause each Seller hereunder to fulfill its obligations under this Agreement.

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Section 5.2. Restrictions on NAIRI and NAI. Until termination of this Agreement pursuant to Section 7.1, each of NAIRI and NAI agrees not to purchase, and to cause each other Seller not to purchase, Shares without the consent of the Audit Committee of the Company and not to sell, transfer, assign or deliver, and to cause each other Seller not to sell, transfer, assign or deliver, Shares other than to the Company pursuant to this Agreement; provided that Seller may sell such Shares as are required pursuant to the terms of the NAI Senior Credit Agreements so long as NAIRI and NAI provide the Company with prior written notice on each occasion of Seller’s intention to sell such Shares; and provided, further, that each of NAIRI, NAI and their direct and indirect wholly owned subsidiaries may transfer Shares between and among each other entity that is a Seller.

ARTICLE 6

Conditions To Closing

Section 6.1. Conditions to Obligations of the Company, NAIRI and NAI. The obligations of the Company, NAIRI and NAI to consummate each Closing is subject to the satisfaction of the following conditions:

(a)   No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of any Closing.

(b)   All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of each Closing shall have been taken, made or obtained.

Section 6.2. Conditions to Obligations of the Company. The obligation of the Company to consummate each Closing is subject to the satisfaction (or waiver by the Company) of the following conditions:

(a)    Each of NAIRI and NAI shall have performed in all material respects all of its respective obligations hereunder required to be performed by it on or prior to such Closing date.

(b)    The representations and warranties of each of NAIRI, NAI and each Seller hereunder contained in this Agreement shall be true in all material respects at and as of such Closing date as if made at and as of such date.

Section 6.3. Conditions to Obligation of NAIRI and NAI. The obligation of NAIRI and NAI to consummate each Closing is subject to the satisfaction (or waiver by NAIRI and NAI) of the following conditions:

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(a)    The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to such Closing date.

(b)    The representations and warranties of the Company contained in this Agreement shall be true in all material respects at and as of such Closing date as if made at and as of such date.

ARTICLE 7

Termination

Section 7.1. Termination. This Agreement shall terminate:

(a) pursuant to the joint written agreement of the Company, NAIRI and NAI; or

(b) 45 days after notice by NAIRI and NAI, on the one hand, or the Company, on the other hand; or

(c)   pursuant to written notice by the Company if NAIRI and NAI have delivered a notice to the Company stating Seller’s intention to sell Shares pursuant to the terms of the NAI Senior Credit Agreements; or

(d) pursuant to written notice by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of NAIRI or NAI set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Sections 6.2(a) and 6.2(b) not to be satisfied, and any such condition is incapable of being satisfied by the next Closing date; or

(e) pursuant to written notice by NAIRI and NAI, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Sections 6.3(a) and 6.3(b) not to be satisfied, and any such condition is incapable of being satisfied by the next Closing date; or

(f) pursuant to written notice by NAIRI and NAI, on the one hand, or the Company, on the other hand, if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

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(g)	at the termination or completion of the Program;

provided that with respect to (a), (b) and (c) above, such termination shall not affect the settlement of Acquired Shares in respect of any trading activity which has occurred during any period prior to the effective date of the termination of this Agreement.

The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d), (e) or (f) above shall give written notice of such termination to the other party.

ARTICLE 8

Miscellaneous

Section 8.1. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall not survive the termination of this Agreement other than with respect to a Closing for Acquired Shares which follows a termination of the Agreement pursuant to Sections 7.1(a), (b) or (c); provided that the covenants, agreements, representations and warranties contained in Articles 3, 4 and 8 shall survive indefinitely; provided, further, that nothing shall relieve any party for liability at any time with respect to any breach occurring prior to the termination of this Agreement.

Section 8.2. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to the Company, to:

Viacom Inc.

1515 Broadway

New York, NY 10036

Fax: (212) 258-6099

Attn: General Counsel

if to NAIRI or NAI, to:

National Amusements, Inc.

200 Elm Street

Dedham, MA 02026

Fax: (781) 461-1412

Attn: Vice President, Finance

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt

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(as evidenced by confirmation of facsimile or other appropriate transmission receipt) and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. The failure or delay by any party in exercising any right, power or privilege hereunder shall not operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.4. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 8.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 8.6. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York (without regard to principles of conflicts of laws).

Section 8.7 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in a state or federal court located in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party.

Section 8.8        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN

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ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.9        Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 8.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 8.12. Effective Date of the Agreement. This Agreement shall be effective upon the date on which the effective time of the Separation occurs.

(signatures follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEW VIACOM CORP.

By:	/s/ Michael D. Fricklas
Name:	Michael D. Fricklas

Title:	Executive Vice President, General Counsel and Secretary

NAIRI, INC.

By:   /s/ Richard J. Sherman

Name:	Richard J. Sherman
Title:	Vice President

NATIONAL AMUSEMENTS, INC.

By: /s/ Richard J. Sherman

Name:	Richard J. Sherman
Title:	Vice President

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ANNEX A

ACQUIRED SHARES CALCULATION

The number of Acquired Shares to be purchased from Seller at each Closing shall be equal to:

(a) the quotient of (1) the Seller Ownership Percentage divided by (2) [1 minus the Seller Ownership Percentage]

multiplied by

(b) the number of Shares purchased by the Company pursuant to the Program during the Applicable Month (excluding any Acquired Shares) measured from the first Business Day of the Applicable Month through and including the last Business Day of the Applicable Month;

provided that such amount of Acquired Shares shall be rounded to the nearest whole Acquired Share; and provided, further, that if such amount is less than 100 Acquired Shares, then the number of Acquired Shares to be purchased from Seller at such Closing shall be zero.

For purposes of the Acquired Shares calculation, Shares purchased by the Company pursuant to the Program shall be deemed to have been purchased on the trade date with respect to such Shares and not the day on which such trade settles.

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